Exhibit 99.1

Conference Call:	Today, August 4th, 2011 at 5:00 p.m. ET
Dial-in numbers:	(212) 231-2901 (U.S. & International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See release text

MAD CATZ REPORTS FISCAL 2012 FIRST QUARTER REVENUE OF $16.5 MILLION

San Diego, California — August 4, 2011 — Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (AMEX/TSX: MCZ), today announced financial results for its fiscal 2012 first quarter ended June 30, 2011.

Net sales for the quarter ended June 30, 2011 were $16.5 million, a 17.3% decrease from net sales of $19.9 million in the comparable prior year quarter. The net sales decline reflects several factors, including weak sales of videogame products and weak European market demand, which more than offset the sales growth of the Company’s Tritton, Cyborg and Saitek product lines. In addition, continued success with the Company’s proprietary Tritton headset brand was partially offset by a reduction of revenue related to the Company’s prior distribution agreement for third party headsets.

Fiscal 2012 first quarter gross profit fell 33.6% to $3.9 million from $5.9 million in the same quarter of the prior year, while gross profit margin declined to 24.0% from 29.9% based on lower net sales and increased price protection, co-op advertising accruals and sales discounts. Total operating expenses in the fiscal 2012 first quarter rose 31.3% to $8.9 million and the Company reported an operating loss of $4.9 million, compared to an operating loss of $0.8 million a year ago.

Foreign exchange gain for the first quarter of fiscal 2012 totaled less than $0.1 million, compared to a foreign exchange loss of $0.2 million for the comparable prior year quarter. The Company recorded a $0.9 million benefit related to the change in the value of a liability associated with warrants issued in connection with the April 2011 private placement of common shares of the Company. Reflecting an income tax benefit of $0.6 million, Mad Catz reported a net loss of $3.5 million in the quarter ended June 30, 2011, or a loss per diluted share of $0.06, compared to a net loss of $1.4 million, or a loss of $0.02 per diluted share, inclusive of an income tax benefit of $0.1 million in the fiscal 2011 first quarter.

Adjusted EBITDA (a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization and change in fair value of warrant liability), fell to a loss of $4.1 million in the fiscal 2012 first quarter, compared to $0.3 million in the comparable prior year period.

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Mad Catz Interactive, Inc., 8/4/11	page 2

Commenting on the results, Darren Richardson, President and Chief Executive Officer of Mad Catz, said, “Annual sales have grown for each of the last three fiscal years and for each of those years, first quarter sales as a percentage of total annual sales decreased quite significantly. However, given fixed expense levels, first quarter expenses as a percentage of annual expenses will not decline commensurately and as a result the first quarter’s results have not been indicative of the year as a whole and we believe this to be the case again this year. Fundamentally, the fiscal 2012 first quarter was impacted by the $2.0 million year-over-year decline in gross profit while operating expenses rose by $2.1 million.

“Gross profit was impacted by much lower than expected net sales arising from weakness in the overall videogame market, weak consumer demand in Europe and the termination of a third party distribution agreement in Europe. These factors more than offset growth in our Tritton, Cyborg, and Saitek product lines. In addition, price protection, co-op advertising accruals and sales discounts were approximately $1.1 million higher than the comparable year-ago levels and, although these amounts were significant on a quarterly basis, they are less significant when viewed on an annual basis.

“The increase in operating expenses is a result of our continued investment in growth initiatives including additional spending on new product development and research and development, the strengthening and expanding our distribution footprint and some non-cash acquisition related charges. The rise in new product development and research and development spending reflect the Company’s ongoing commitment toward innovation, the creation of intellectual property and the development of differentiated products that provide unique new entertainment experiences.

“As indicated at the time we reported our fiscal 2011 fourth quarter results in June, the current economic outlook provides cause for concern, but we remain committed to making measured investments to generate future growth. We faced a similar outlook at this time last year and chose to continue investing in growth initiatives despite the impact of these costs on our seasonally smaller quarters. As a result, the launch of innovative products with strong appeal to passionate consumers drove growth for the year and we continue to realize the benefits of those initiatives in the otherwise disappointing fiscal first quarter.”

First Quarter Fiscal 2012 Financial Highlights:

•	Net sales for the first quarter of fiscal 2012 declined 17.3% from the prior year quarter:

•	North American net sales fell 10.8% to $9.6 million, representing 59% of quarterly sales;

•	European net sales fell 23.6% to $6.4 million, representing 38% of quarterly sales; and,

•	Net sales to other countries fell 40.7% to $0.5 million, representing 3% of quarterly sales.

•	Gross sales by platform were diversified as follows:

•	PC represented 31% of total gross sales vs. 17% a year ago;

•	Xbox 360 accounted for 24% of total gross sales vs. 31% a year ago;

•	PlayStation 3 accounted for 9% of total gross sales vs. 24% in the prior year;

Mad Catz Interactive, Inc., 8/4/11	page 3

•	Gross sales by platform (continued):

•	Wii products represented 4% of total gross sales vs. 10% in the prior year quarter;

•	Handhelds represented 3% of total gross sales vs. 3% a year ago; and,

•	All other platforms represented 29% of total gross sales vs. 15% in the prior year quarter.

•	Gross sales by category were as follows:

•	Audio products represented 28% of total gross sales vs. 33% in the prior year quarter;

•	Specialty controllers represented 26% of total gross sales vs. 22% a year ago;

•	Controllers represented 17% of total gross sales vs. 22% in the prior year quarter;

•	PC devices represented 15% of total gross sales vs. 6% in the prior year quarter;

•	Accessories represented 13% of total gross sales vs. 16% a year ago; and,

•	Game sales were flat at 1% of total gross sales vs. a year ago.

•	Gross sales by brand were diversified as follows:

•	Mad Catz represented 44% of total gross sales vs. 61% a year ago;

•	Tritton represented 23% of total gross sales vs. 6% in the prior year quarter;

•	Cyborg represented 17% of total gross sales vs. 6% a year ago;

•	Saitek represented 11% of total gross sales vs. 9% in the prior year quarter;

•	Eclipse sales represented 4% of total gross sales vs. 5% a year ago; and,

•	Other brands represented 1% of total gross sales vs. 13% a year ago.

•	Reported net position of bank loan less cash at June 30, 2011 of $12.8 million compared to $10.6 million at June 30, 2010 and $1.7 million as of March 31, 2011.

Highlights of New Products Shipped in and Subsequent to First Quarter of Fiscal 2012:

•	Saitek Pro-Flight Cessna® range of flight products; and,

•	Tritton Gears of War 3® range of audio products.

Summary of Key Developments and License Agreements in First Quarter of Fiscal 2012:

•

Successfully completed a $12.2 million private placement on April 21, 2011 selling 6.35 million common shares at $1.92 per share and warrants to purchase approximately 2.54 million additional common shares;

•	Repaid all principal and interest related to the $14.5 million convertible loan notes incurred when the Company purchased the Saitek group of companies in November 2007;

•	Signed agreement to produce exclusive range of co-branded, licensed audio headsets for the Xbox 360 video game and entertainment system.

•	Announced new licensed Wireless Force Feedback Wheel for the Xbox 360 video game and entertainment system;

•	Revealed the first trailer of the Company’s new game War Wings: Hell Catz, an intense aerial combat game being developed by Trickstar Games and being published by Mad Catz in calendar 2012;

Mad Catz Interactive, Inc., 8/4/11	page 4

Summary of Key Developments and License Agreements in First Quarter of Fiscal 2012 (continued):

•	Joined the Russell Microcap® Index, a subset of the Russell 3000® Index, effective June 24, 2011;

•	Established a new subsidiary located in Tokyo, Japan focused on sales, marketing and product development;

•	Opened a new Saitek Flight Center, entitled ‘Fightertown’, located at the Yanks Air Museum in Chino, California, featuring four military dual-seat flight simulators;

•	Entered into a Publisher License Agreement with Microsoft® to submit games to be published on the Xbox 360® video game and entertainment system; and,

•	Announced sponsorship of Evolution Championship Series (EVO) 2011 with nine fighters from Team Mad Catz to compete;

Mr. Richardson, concluded, “While the economy remains challenging, we remain committed to our strategy of delivering quality products that enhance the entertainment experience while further evolving our diverse brand lineup. We believe that over time, this approach will drive financial growth and enhanced shareholder value.”

The Company will host a conference call and simultaneous webcast on August 4, 2011, at 5:00 p.m. ET, which can be accessed by dialing (212) 231-2901. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “Investors”) or for 7 days via telephone at (800) 633-8284 (reservation #21534314) or, for International callers, at (402) 977-9140.

About Mad Catz

Mad Catz Interactive, Inc. (AMEX/TSX: MCZ) is a global provider of innovative interactive entertainment products marketed primarily under its Mad Catz® (casual gaming), Cyborg™ (pro gaming), Tritton® (gaming audio), Saitek® (simulation), and Eclipse™ (home and office) brands. Mad Catz also develops flight simulation software through its internal ThunderHawk Studios™; operates flight simulation centers under its Saitek brand; operates a videogame content website under its GameShark® brand; publishes games under its Mad Catz brand; and distributes games and videogame products for third parties. Mad Catz distributes its products through most leading retailers offering interactive entertainment products and has offices in North America, Europe and Asia. For additional information please go to www.madcatz.com.

Social Media

Microsoft, Xbox, Xbox 360 and the Xbox logos are either registered trademarks or trademarks of Microsoft Corporation in the U.S. and/or other countries. Epic, Epic Games, Gears of War and Gears of War 3 are trademarks or registered trademarks of Epic Games, Inc. in the United States of America and elsewhere. All other trademarks are the property of their respective owners.

Mad Catz Interactive, Inc., 8/4/11	page 5

CONTACT:

Mad Catz:

Mad Catz Interactive, Inc.

Allyson Evans

Chief Financial Officer

alevans@madcatz.com or (619) 683-9830

Investor Relations:

Joseph Jaffoni, Norberto Aja, Jim Leahy

Jaffoni & Collins Incorporated

mcz@jcir.com or (212) 835 8500

Safe Harbor for Forward Looking Statements: This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to fulfill our filing our stated requirements with the Securities and Exchange Commission and Ontario Securities Commission; the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

Mad Catz Interactive, Inc., 8/4/11	page 6

MAD CATZ INTERACTIVE, INC.

Consolidated Statements of Operations

(unaudited, in thousands of US$, except share and per share data)

	Three Months Ended June 30,
	2011	2010
Net sales	$16,464	$19,911
Cost of sales	12,517	13,967

Gross profit	3,947	5,944
Operating expenses:
Sales and marketing	3,264	2,478
General and administrative	3,341	3,223
Research and development	1,692	749
Acquisition related items	325	60
Amortization of intangibles	245	241

Total operating expenses	8,867	6,751
Operating loss	(4,920)	(807)
Interest expense, net	(162)	(525)
Foreign exchange gain (loss), net	15	(214)
Change in fair value of warrants	994	—
Other income	28	60

Loss before income taxes	(4,045)	(1,486)
Benefit for income taxes	(562)	(111)

Net loss	$(3,483)	$(1,375)

Net loss per share:
Basic	$(0.06)	$(0.02)

Diluted	$(0.06)	$(0.02)

Weighted average number of common shares outstanding:
Basic	62,011,388	55,098,549

Diluted	62,011,388	55,098,549

Mad Catz Interactive, Inc., 8/4/11	page 7

MAD CATZ INTERACTIVE, INC.

Consolidated Balance Sheets

(unaudited in thousands of US$)

	June 30, 2011	March 31, 2011
Assets
Current assets:
Cash	$1,973	$3,734
Accounts receivable, net	9,944	19,846
Other receivables	514	329
Inventories	28,672	27,978
Deferred tax assets	84	85
Other current assets	2,413	2,343

	43,600	54,315
Deferred tax assets	596	590
Other assets	612	639
Property and equipment, net	4,469	3,921
Intangible assets, net	5,375	5,606
Goodwill	10,466	10,463

Total assets	$65,118	$75,534

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan	$14,811	$5,408
Accounts payable	11,225	13,700
Accrued liabilities	3,568	11,048
Convertible notes payable	—	14,500
Contingent consideration, current	1,338	1,542
Income taxes payable	491	1,918

Total current liabilities	31,433	48,116
Long term liabilities:
Other long term liabilities	409	424
Contingent consideration	2,067	2,897
Warrant liability	2,256	—

Total liabilities	36,165	51,437
Shareholders’ equity:
Common stock	58,902	50,648
Other comprehensive income	75	(10)
Accumulated deficit	(30,024)	(26,541)

Total shareholders’ equity	28,953	24,097

Total liabilities and shareholders’ equity	$65,118	$75,534

Mad Catz Interactive, Inc., 8/4/11	page 8

MAD CATZ INTERACTIVE, INC.

Supplementary Data

(unaudited, in thousands of US$)

Geographical Sales Data

The Company’s net sales were generated in the following geographic regions:

	Three Months Ended June 30,
	2011	2010
Net sales
United States	$8,995	$10,432
Europe	6,377	8,344
Canada	638	369
Other countries	454	766

	$16,464	$19,911

Adjusted Net Income Reconciliation (non GAAP)

	Three Months Ended June 30,
	2011	2010
Pre-tax (loss)	$(4,045)	$(1,486)
Amortization of intangible assets	245	241
Change in fair value of warrant liability	(944)	—
Stock-based compensation cost	127	145

Adjusted pre-tax loss*	(4,617)	(1,100)

Adjusted benefit for income taxes (at effective rate)	(529)	(70)

Adjusted net loss *	$(4,088)	$(1,030)

Adjusted diluted loss per share*	$(0.07)	$(0.02)

*	Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures and are not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Mad Catz believes that certain non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. Mad Catz’ management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP measures, specifically those that adjust for stock-based compensation, amortization of intangibles and goodwill impairment, also facilitate comparisons of the Company’s performance to prior periods.

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Mad Catz Interactive, Inc., 8/4/11	page 9

EBITDA and Adjusted EBITDA Reconciliation (non GAAP)

Adjusted EBITDA represents net loss plus interest, taxes, depreciation and amortization and change in fair value of warrant liability.

	Three Months Ended June 30,
	2011	2010
Net loss	$(3,483)	$(1,375)
Adjustments:
Interest expense	162	525
Income tax benefit	(562)	(111)
Depreciation and amortization	801	667

EBITDA	(3,082)	(294)
Change in fair value of warrant liability	(994)	—

Adjusted EBITDA	$(4,076)	$(294)

EBITDA, a non-GAAP financial measure, represents net income or loss before interest, taxes, depreciation and amortization. To address the Warrants issued in the first quarter of fiscal 2012 and the resulting gain/loss on the change in the related warrant liability, we have excluded this non-operating, non-cash charge and defined the result as “Adjusted EBITDA”. We believe this to be a more meaningful measurement of performance than the previously calculated EBITDA. Adjusted EBITDA represents net loss plus interest, taxes, depreciation and amortization and change in fair value of warrant liability. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the operating performance measures found in our financial statements, Adjusted EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses Adjusted EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of some of our assets.

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